EXHIBIT 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Reports Third Quarter and Nine Month 2022 Results

Third Quarter Results Highlighted by Revenue Increase to $4.02 Million, up 131% Year-Over-Year

Reaffirmed Full Year 2022 Revenue Outlook of Between $16.5 Million and $18 Million, Representing an Increase of 99% to 117% Year-Over-Year

Jacksonville, FL / Accesswire / November 14, 2022 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving trains and trucks, reported financial results for the third quarter (“Q3 2022”) ended September 30, 2022.

Third Quarter 2022 and Recent Operational Highlights

•	Scanned approximately 2.0 million railcars during the quarter, detecting thousands of actionable defects in the field. This represents a 33% increase in the number of railcars scanned over the previous quarter with the number of detections increasing as the AI software is deployed and becomes more effective.
•	Released five (5) new AI detection models for use within the Company’s RIP solution covering the following key areas: brake beam bent, ladder stile condition, retainer valve handle position, side handhold condition, and ladder tread condition. Duos now has 30 AI detection models deployed at the track edge.
•	Total revenue was $4.02 million, an increase of 131% over comparable quarter in 2021. Includes $1.31 million recurring services and consulting revenue.
•	Received gross proceeds of approximately $4.01 million from a securities purchase agreement with existing investors and other accredited investors that closed on October 29, 2022. Duos intends to use the net proceeds from this offering to support its planned business expansion within its target rail market and working capital.
•	Announced an expanded business plan to build, own, and operate Railcar Inspection Portals (“rip®” or “RIP”) at strategic locations within the North American rail network. The portals will be 100% owned and operated by Duos and will supply near real-time machine vision-based data and artificial intelligence-based detections to railcar owners who will be able to access these enhanced services on a recurring, subscription model.
•	Formed an Industry Advisory Group to be a key resource for the Company as it expands its offerings to private railcar owners, lessors, and shippers, naming David McKee as first member. McKee brings nearly 40 years of experience in the industry, having spent most of his career in various leadership roles for CSX Transportation.
•	Named Andrew Murphy as the Company’s new Chief Financial Officer, effective November 15th. As part of the Company’s strategic succession plan, Murphy succeeds longtime Duos CFO Adrian Goldfarb, who will be supporting the transition and taking on a consulting role within the Company’s newly formed Industry Advisory Group.
•	Appointed Matt Keepman as the Company’s Senior Vice President of Sales and Marketing. Keepman brings two decades of experience in managing strategic accounts within the North American rail industry. In this newly created role, Keepman will be responsible for leading the Company's commercial strategy with a focus on driving top line growth.

Third Quarter 2022 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q3 2022 increased 131% to $4.02 million compared to $1.74 million in the third quarter of 2021 (“Q3 2021”). Total revenue for Q3 2022 represents an aggregate of approximately $2.71 million of technology systems revenue and approximately $1.31 million in recurring services and consulting revenue. The increase in total revenue for Q3 2022 compared to Q3 2021 was driven by the production and start of installation of new RIPs with two of the Company’s customers, which is recorded in the technology systems portion of the business. Management expects this trend to continue for the rest of 2022 and into 2023 although supply chain issues continue to extend deadlines for shipment of key components used in Duos’ technology systems.

Cost of revenues for Q3 2022 increased 75% to $2.92 million compared to $1.67 million for Q3 2021. Cost of revenues on technology systems increased during the three months ended September 30, 2022 compared to the equivalent period in 2021, which is consistent with the increase in revenues albeit at a slower overall rate. The higher level of cost was mainly due to a higher volume of ongoing projects which increased production levels coupled with some of the lingering effects of supply chain disruption. While the Company expects that macroeconomic factors will continue to drive prices, Duos expects its structural realignment to eventually aid in lowering costs as a percentage of the overall system price going forward.

Gross margin for Q3 2022 increased 1,434% to $1.10 million compared to $71,661 for Q3 2021. As previously discussed, the Company has revamped its operations to support an anticipated increase in the number of new systems going forward. The resultant additional cost of revenues was covered by a greater increase in revenues during the third quarter of 2022. The main reason for the increased costs is the higher level of production costs for materials related to new projects as well as supply chain disruptions and inflation. The Company anticipates further improvements in the overall gross margin for the full year of 2022. Certain macroeconomic factors, which are driving increased costs for materials and labor, may result in higher costs for project implementation that cannot be wholly or even partially passed on to the Company’s customers and may result in delaying progress towards profitability into 2023.

Operating expenses for Q3 2022 increased 18% to $2.97 million compared to $2.52 million for Q3 2021. The Company saw only slight decreases in cost for sales and marketing and research and development with a larger increase in general and administration costs compared to Q3 2021, which was partially attributable to the Company’s new office space and non-cash compensation for staff. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increasing needs of its customers.

Net operating loss for Q3 2022 totaled $1.87 million compared to net operating loss of $2.45 million for Q3 2021. The decrease in net operating loss for Q3 2022 compared to Q3 2021 was driven by higher revenues recorded in the quarter resulting from increases in both the Company’s technology systems and services and consulting revenues, slower growth in costs of those revenues, and flat operating expenses.

Net loss for Q3 2022 totaled $1.93 million compared to net loss of $2.45 million for Q3 2021. The decrease in net loss for Q3 2022 compared to Q3 2021 was driven by the increase in revenues as described above along with slower growing expenses.

Cash and cash equivalents at September 30, 2022 totaled $4.97 million compared to $893,720 at December 31, 2021.

Nine Month 2022 Financial Results

Total revenue increased 100% to $9.08 million from $4.54 million in the same period last year. The increase in total revenue was driven by the previously discussed start of production and new installations in the technology systems portion of the business and continuing increases in the Company’s services and consulting revenues. Q3 2022 marked the near completion of two RIPs as well as work towards a larger $8 million project to be delivered across 2022 and into 2023.

Cost of revenues increased 53% to $6.47 million from $4.24 million in the same period last year. Cost of revenues on technology systems increased during the nine months ended September 30, 2022 compared to the equivalent period in 2021, which is not only consistent with the increase in revenues but at a slower rate of change than the improvement in revenue. The higher level of cost was mainly due to higher costs related to higher revenues from ongoing RIP projects, but supply chain disruptions and inflation also continue to have an impact. Services and consulting costs rose in part due to repairs and upgrade services to customer systems and was offset by increased service and consulting revenue. While Duos expects that macro-economic factors will continue to drive prices, the Company also expects its structural realignment to aid in lowering costs as a percentage of the overall system price going forward.

Gross margin increased 754% to $2.60 million from $304,873 in the same period last year. As previously discussed, the Company has revamped its operations to support an anticipated increase in the number of new systems going forward. The resultant additional cost of revenues was covered by a greater increase in revenues during through the first nine months of 2022. The main reason for the continuing high level of cost is higher costs of materials based on more production of systems as well as supply chain disruptions and inflation. The Company anticipates continued improvement in the overall gross margin for the full year of 2022, with much of the improvement beginning in the third quarter and carrying into the fourth quarter. Certain macro-economic factors, which are driving increased costs for materials and labor, may result in higher costs for project implementation that cannot be wholly or even partially passed on to the Company’s customers and may result in delaying progress towards profitability into 2023 and beyond.

Operating expenses increased 13% to $8.51 million from $7.52 million in the same period last year. While sales and marketing costs were down slightly, research and development costs and general and administration costs increased by 11% and 17%, respectively, although some of the increased administration costs were related to non-cash compensation for certain staff members and new office space. The overall increase in operating expense is primarily related to the growing business and the effects of inflation on salaries and general overhead. At the current time, the Company continues to expect overall costs to grow due to macro-economic factors in addition to organic growth related to the business. Where possible, the Company continues to focus on stabilizing operating expenses while meeting the increasing needs of customers.

Net operating loss totaled $5.91 million compared to net operating loss of $7.22 million in the same period last year. The decrease in loss from operations was primarily the result of higher revenues recorded in the period as a consequence of the start of new projects and receipt of materials for production and initiation of manufacturing and installation. A positive trend was the higher revenue recorded without a corresponding greater relative cost of sales even with higher costs of materials resulting from supply chain disruptions and inflation.

Net loss totaled $5.91 million compared to a net loss of $5.81 million in the same period last year. The greater net loss was driven by the lower revenues and higher costs in 2021 being offset by the one-time PPP loan forgiveness recorded in the first quarter of 2021 as other income.

Financial Outlook

At the end of the third quarter, the Company’s contracts in backlog represented approximately $12-14 million in revenue, of which approximately $6 million is expected to be recognized in calendar 2022. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2023.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2022. The Company expects total revenue for 2022 to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021.

Duos expects this improvement in operating results to be reflected over the course of the full year in 2022. As a result of timing and other factors, the Company expects revenues in the first and second quarters of 2022 to represent a significantly lower portion of annual revenue than the third and fourth quarters.

Management Commentary

“In the third quarter we delivered another double-digit improvement in revenue performance, which has us on target to meet our financial and operating goals for the year,” said Duos Chief Executive Officer Chuck Ferry. “Total revenues increased more than 130% year-over-year and are also up north of 10% on a sequential basis, reflecting the substantial completion of several inspection portal installations in Q3 with the majority of our remaining backlog on track to come online in the coming months. Early interest in our new subscription model also has been strong, and we plan to make additional investments to support portal re-acquisitions as well as new builds where we are currently gauging greatest potential customer opportunities. We look forward to offering this expanded range of services to further improve safety, reliability, and efficiency within the North American rail market.

“As we continue to grow and expand our solutions, we are aligning our organization's goals with the necessary experiences and resources to execute our mission. Our recent executive appointments as well as the additions to our new Industry Advisory Group have provided us with the deepest bench in our company’s history, filled with industry veterans capable of taking us to the next level. With our bolstered balance sheet, we are confident in our ability to continue navigating ongoing macroeconomic uncertainties and are managing our expenses and inventory opportunistically to support future project completions in a timely manner. Based on our performance to-date as well as the line of sight we have in our ongoing projects, we still expect to generate revenues within our stated guidance range, allowing for possible variations in either direction owing to the currently inconsistent timing in our supply chain.”

Conference Call

The Company’s management will host a conference call today, November 14, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, November 14, 2022

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13733853

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision-based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company’s financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company’s organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," “aim,” "will," "may," “should,” “could,” "intend," "estimate," “project,” “forecast,” “target,” "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company’s specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company’s specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company’s technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company’s assumptions may prove to be incorrect. The Company’s actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts
Corporate
Fei Kwong, Director, Corporate Communications
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

REVENUES:
Technology systems	$2,709,899	$1,153,150	$6,273,213	$2,743,849
Services and consulting	1,312,339	587,307	2,805,483	1,800,030

Total Revenues	4,022,238	1,740,457	9,078,696	4,543,879

COST OF REVENUES:
Technology systems	2,176,761	1,363,127	5,016,551	3,162,866
Services and consulting	745,925	305,669	1,457,913	1,076,140

Total Cost of Revenues	2,922,686	1,668,796	6,474,464	4,239,006

GROSS MARGIN	1,099,552	71,661	2,604,232	304,873

OPERATING EXPENSES:
Sales and marketing	297,057	361,820	956,937	1,024,872
Research and development	329,424	332,469	1,296,480	1,163,341
General and Administration	2,342,089	1,823,865	6,255,926	5,333,921

Total Operating Expenses	2,968,570	2,518,154	8,509,343	7,522,134

LOSS FROM OPERATIONS	(1,869,018)	(2,446,493)	(5,905,111)	(7,217,261)

OTHER INCOME (EXPENSES):
Interest expense	(2,057)	(4,819)	(7,943)	(16,580)
Other income, net	(53,993)	875	698	1,424,501

Total Other Income (Expenses)	(56,050)	(3,944)	(7,245)	1,407,921

NET LOSS	$(1,925,068)	$(2,450,437)	$(5,912,356)	$(5,809,340)

Basic and Diluted Net Loss per Share	$(0.30)	$(0.68)	$(1.01)	$(1.63)

Weighted Average Shares-Basic and Diluted	6,450,180	3,588,381	5,859,375	3,559,340

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,965,466	$893,720
Accounts receivable, net	2,234,283	1,738,543
Contract assets	824,387	3,449
Inventory	694,125	298,338
Prepaid expenses and other current assets	651,010	354,613

Total Current Assets	9,369,271	3,288,663

Property and equipment, net	695,800	603,253
Operating lease right of use asset	4,726,975	4,925,765
Security deposit	600,000	600,000

OTHER ASSETS:
Patents and trademarks, net	78,872	66,482
Software development costs, net	85,756	—
Total Other Assets	164,628	66,482

TOTAL ASSETS	$15,556,674	$9,484,163

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,649,629	$1,044,500
Notes payable - financing agreements	102,256	52,503
Accrued expenses	481,913	618,093
Equipment financing payable-current portion	33,860	80,335
Operating lease obligations-current portion	497,694	315,302
Contract liabilities	3,880,422	1,829,311

Total Current Liabilities	6,645,774	3,940,044

Equipment financing payable, less current portion	—	22,851
Operating lease obligations, less current portion	4,618,058	4,739,783

Total Liabilities	11,263,832	8,702,678

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,476,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at September 30, 2022 and December 31, 2021 convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $0.001 par value per share, 15,000 shares designated; 0 and 851 issued and outstanding at September 30, 2022 and December 31, 2021, convertible into common stock at $7 per share	—	1
Series C convertible preferred stock, $0.001 par value per share, 5,000 shares designated; 0 issued and outstanding at September 30, 2022 and 2,500 issued and outstanding at December 31, 2021, convertible into common stock at $5.50 per share	—	2
Series D convertible preferred stock, $0.001 par value per share, 4,000 shares designated; 999 issued and outstanding at September 30, 2022 and 0 issued and outstanding at December 31, 2021, convertible into common stock at $3 per share	1	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,058,198 and 4,111,047 shares issued, 7,056,874 and 4,109,723 shares outstanding at September 30, 2022 and December 31, 2021, respectively	7,057	4,111
Additional paid-in-capital	55,852,643	46,431,874
Total stock & paid-in-capital	55,859,701	46,435,988
Accumulated deficit	(51,409,407)	(45,497,051)
Sub-total	4,450,294	938,937
Less: Treasury stock (1,324 shares of common stock at September 30, 2022 and December 31, 2021)	(157,452)	(157,452)
Total Stockholders' Equity	4,292,842	781,485

Total Liabilities and Stockholders' Equity	$15,556,674	$9,484,163

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2022	2021

Cash from operating activities:
Net loss	$(5,912,356)	$(5,809,340)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	225,825	281,220
Stock based compensation	592,177	215,753
Stock issued for services	120,000	75,000
PPP loan forgiveness including accrued interest	—	(1,421,577)
Bad debt expense	—	76,046
Changes in assets and liabilities:
Accounts receivable	(454,431)	631,948
Contract assets	(820,938)	(147,412)
Inventory	(395,787)	185,547
Security deposit	—	(600,000)
Operating lease right of use asset	198,790	173,214
Prepaid expenses and other current assets	15,539	79,331
Accounts payable	605,129	378,853
Accounts payable-related party	—	(7,700)
Payroll taxes payable	—	(3,146)
Accrued expenses	(136,180)	164,782
Operating lease obligation	60,668	(179,464)
Contract liabilities	2,051,109	384,277
Net cash used in operating activities	(3,850,455)	(5,522,668)

Cash flows from investing activities:
Purchase of patents/trademarks	(17,490)	(7,435)
Purchase of software development	(87,700)	—
Purchase of fixed assets	(311,327)	(303,341)
Net cash used in investing activities	(416,517)	(310,776)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(303,492)	(311,442)
Repayment of finance lease	(69,325)	(66,243)
Proceeds from common stock issued	8,550,002	—
Issuance cost	(837,467)	—
Proceeds from preferred stock issued	999,000	4,500,000
Net cash provided by financing activities	8,338,718	4,122,315

Net increase (decrease) in cash	4,071,746	(1,711,129)
Cash, beginning of period	893,720	3,969,100
Cash, end of period	$4,965,466	$2,257,971

Supplemental Disclosure of Cash Flow Information:
Interest paid	$8,045	$25,678
Taxes paid	$1,264	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$353,244	$323,452